As filed with the Securities and Exchange Commission on July 22, 2018

Registration No. 333-228630

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT NO. 333-228630

UNDER

THE SECURITIES ACT OF 1933

EMI Holding, Inc.

(Exact name of registrant as specified in its charter)

Delaware	41-2254389
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

21250 Hawthorne Boulevard, Suite 800

Torrance, California 90503

(Address of principal executive offices)

Emmaus Life Sciences, Inc. Amended and Restated 2011 Stock Incentive Plan

(Full title of the plan)

Yutaka Niihara, M.D., M.P.H. Chairman and Chief Executive Officer Emmaus Life Sciences, Inc. 21250 Hawthorne Boulevard, Suite 800 Torrance, California 90503 (310) 214-0065
With a copy to:
Dale E. Short General Counsel Emmaus Life Sciences, Inc. 21250 Hawthorne Boulevard, Suite 800 Torrance, California 90503 (310) 214-0065

Indicate by check mark (✓) whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller Reporting Company	☑
		Emerging Growth Company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act				☑

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DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (No. 333-228630) (the “Registration Statement”) of Emmaus Life Sciences, Inc. (the “Registrant”) filed with the Securities and Exchange Commission (the “SEC”) and is being filed to deregister any and all securities that remain unsold or otherwise unissued under such Registration Statements.

On July 17, 2019, pursuant to an Agreement and Plan of Merger and Reorganization, dated as of January 4, 2019 as amended by Amendment No. 1 thereto, dated as of May 10, 2019 (the “Merger Agreement”), by and among MYND Analytics, Inc., a Delaware corporation (“Parent”), Athena Merger Subsidiary Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and Emmaus Life Sciences, Inc., a Delaware corporation (the “Company”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statement under the Securities Act of 1933, as amended. In accordance with undertakings made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but not sold or otherwise issued under the Registration Statement, if any, as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of each Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Torrance, California, on July 22, 2018.

EMMAUS LIFE SCIENCES, INC.

By:	/s/ Joseph C. Sherwood III
Joseph C. Sherwood III
Chief Financial Officer

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